Exhibit 5
[Corn Products International Letterhead]
June 5, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	15,000 Shares of Common Stock for the Corn Products International, Inc. Deferred Compensation Plan for Outside Directors
425,000 Shares of Common Stock for the Corn Products International Inc. Supplemental Executive Retirement Plan
Ladies and Gentlemen:
     I refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Corn Products International, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 15,000 shares of the Company’s common stock, $0.01 par value per share, (the “Common Stock”) in connection with the Corn Products International, Inc. Deferred Compensation Plan for Outside Directors and 425,000 shares of Common Stock in connection with the Corn Products International, Inc. Supplemental Executive Retirement Plan (together with the Deferred compensation Plan for Outside Directors, the “Plans”), including Preferred Stock Purchase Rights of the Company (the “Rights”) associated therewith, to be issued from time to time under the Plans. The terms of the Rights are set forth in the Rights Agreement, dated as of November 19, 1997, (amended and restated as of September 9, 2002), between the Company and The Bank of New York, as Rights Agent (the “Rights Agreement”).
     I am the Vice President, General Counsel and Corporate Secretary of the Company and I am familiar with the proceedings to date with respect to the proposed issuance of the Common Stock under the Plans. In this regard, I or attorneys working under my direction have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.
     Based on the foregoing, I am of the opinion that:
     1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.
     2. Each share of Common Stock subject to the Registration Statement will be duly authorized, legally issued, fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Securities Act; (ii) the Company’s Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale thereof as contemplated by the provisions of the applicable Plan; and (iii) a certificate representing such share shall have been duly executed, countersigned and registered and duly delivered upon payment of the agreed consideration therefor (not less than the par value thereof) determined in accordance with the terms of the provisions of the applicable Plan.
     3. The Rights associated with each share of Common Stock referred to in paragraph 2 above will be validly issued when (i) such Right shall have been duly issued in accordance with the terms of the Rights Agreement; and (ii) such associated share of Common Stock shall have been duly issued as set forth in paragraph 2 above.
     I do not find it necessary for the purposes of this opinion letter to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Common Stock or the Rights.
     This opinion letter is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.
     I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,
/s/ MARY ANN HYNES
Mary Ann Hynes
Vice President, General Counsel and Corporate Secretary

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